Exhibit 99.1

Investor Relations Contact:	Media Contact:
Amanda Hurley	Jessica Paar
(617) 368-5075	(617)368-5060

BOSTON BEER REPORTS

FIRST QUARTER 2014 RESULTS

BOSTON, MA (4/30/14) — The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2014 net revenue of $183.8 million, an increase of $47.9 million, or 35%, over the same period last year, mainly due to core shipment growth of 32%. Net income for the first quarter was $8.3 million, or $0.62 per diluted share, an increase of $1.4 million, or $0.11 per diluted share, from the first quarter of 2013. This increase was primarily due to shipment increases, partially offset by increased investments in advertising, promotional and selling expenses and the impact of a favorable federal income tax settlement of $0.06 per diluted share in the first quarter of 2013.

Highlights of this release include:

•	Depletions for the 13 week period ending March 29, 2014 grew by 34% from the comparable 13 week period ending March 30, 2013.

•	The Company achieved price increases of approximately 2% during the quarter.

•	First quarter gross margin was 49%, but the Company maintains its full year gross margin target of between 51% and 53%.

•	Advertising, promotional and selling expense increased by $17.8 million or 41% in the quarter, primarily due to planned increased investments behind the Company’s brands.

•	The Company’s effective tax rate increased to 37% from 28% in the first quarter of 2013. The 2013 rate was a result of the favorable impact of a federal income tax settlement of $0.06 per diluted share in 2013.

•	Full year 2014 depletion growth is estimated to be between 16% and 20% and estimated full year 2014 earnings per diluted share of $6.00 to $6.40 remain unchanged

•	Full year 2014 capital spending is now estimated to be between $160 million and $200 million, a narrowing of the range from the previously communicated estimate of $160 million to $220 million.

Jim Koch, Chairman and Founder of the Company, commented, “I am pleased that The Boston Beer Company achieved record depletions in the quarter and that Samuel Adams Boston Lager, our flagship beer, has continued to grow as we celebrate our 30th anniversary. In the first quarter, we introduced our new spring seasonal, Samuel Adams Cold Snap and I was excited that Cold Snap was well received by drinkers, retailers and wholesalers. Late in the first quarter, we had a smooth transition from Cold Snap to our Summer Seasonal, Samuel Adams Summer Ale, now in its nineteenth year and still one of my favorites. During the quarter, we initiated our national rollout of Samuel Adams Rebel IPA, a West Coast style IPA brewed with hops from the Pacific Northwest. It continues to receive great support from distributors and on and off-premise retailers. I am particularly pleased with the early success of Rebel IPA that we believe three months into our national launch is already among the top three selling IPAs according to off-premise scan data, and we are still building distribution. We are happy with the health of our brand portfolio and remain positive about the future of craft beer.”

Martin Roper, the Company’s President and CEO stated; “In the first quarter, our depletions growth benefited from the strength in our Samuel Adams, Angry Orchard and Twisted Tea brands. The Samuel Adams brand benefited from our 30th Anniversary celebration, the rollout of Rebel IPA and the strength of our Seasonal beers. Our brands also benefited from increased brand support, including increased media spend, expansion of our sales force, and other brand support investments. We are planning continued increases in investments in advertising, promotional and selling expenses behind existing brands in an attempt to maintain the momentum, as well as in innovation, commensurate with the opportunities and the increased competition that we see. We do not expect that the depletions growth rates we experienced in the first quarter will be maintained for the remainder of the year, as we face tougher comparables and the first quarter benefit from new product launches is unlikely to be replicated during the balance of 2014. Accordingly, we have not increased our estimated full year 2014 depletion growth rate.”

Mr. Roper went on to say, “Our supply chain performance improved during the quarter, but still remains below our expectations. The high demand levels, unseasonal weather and planned shutdowns for maintenance and efficiency improvements caused us to experience higher operational and freight costs than we had originally expected. While our growth continues to challenge us operationally, we have improved our service level to our distributors and decreased our product shortages. Projects at the breweries to add capacity in preparation for peak volumes later this year are starting to be commissioned and we expect most to be fully operational during the second quarter. Compared to this time last year, we will have significantly increased our brewing, packaging and shipping capabilities and our tank capacity at our Pennsylvania Brewery and our Cincinnati Brewery. Given the opportunities that we see, we expect a continued high level of brand investment and capital investment as we pursue growth and innovation. We are prepared to forsake the earnings that may be lost as a result of these investments in the short term, as we pursue long term profitable growth.”

1st Quarter 2014 Summary of Results

Depletions grew 34% from the comparable 13-week period in the prior year, primarily due to depletion increases across our Angry Orchard®, Samuel Adams® and Twisted Tea® brands.

Core shipment volume was approximately 835,000 barrels, a 32% increase compared to the first quarter of the prior year.

The Company believes wholesaler inventory levels at March 29, 2014 were at appropriate levels. Inventory at wholesalers participating in the Freshest Beer Program at March 29, 2014 was unchanged in terms of days of inventory on hand when compared to March 30, 2013. The Company has over 65% of its volume on the Freshest Beer Program and it believes participation in the Program could reach between 70% and 75% of its volume by the end of 2014.

Gross margin decreased to 49% compared to 50% in the first quarter of 2013. The margin decrease was a result of product mix effects, increases in brewery processing costs, and increases in customer program and incentive costs, which were only partially offset by price increases.

Advertising, promotional and selling expenses were $17.8 million higher than costs incurred in the first quarter of 2013. The increase was primarily a result of increased investments in media advertising, point of sale and local marketing, increased costs for additional sales personnel and commissions, and increased freight to distributors due to higher volumes.

General and administrative expenses increased $1.2 million compared to the first quarter of 2013, primarily due to increases in salary and benefit costs and consulting expenses.

The Company expects that its March 29, 2014 cash balance of $28.0 million, together with its future operating cash flows and the $150.0 million line of credit, will be sufficient to fund future cash requirements.

Depletion estimates

Year-to-date depletions through the 16 weeks ended April 19, 2014 are estimated by the Company to be up approximately 33% from the comparable period in 2013.

Fiscal 2014 Outlook

The Company has left unchanged its projected 2014 earnings per diluted share of between $6.00 and $6.40. The Company’s actual 2014 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions and shipments growth of between 16% and 20%.

•	National price increases of approximately 2% to offset increases in ingredients, packaging and freight costs and increased investments behind the Company’s brands.

•	Gross margins of between 51% and 53%.

•	Increased investment in advertising, promotional and selling expenses of between $34 million and $42 million. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•

Estimated 2014 brand investments attributable to existing Alchemy & Science projects of between $4 million and $7 million, which are included in our full year estimated increases in advertising, promotional and selling expenses. These estimates could change significantly and 2014 volume from these brands is unlikely to cover these and other expenditures related to these projects that could be incurred.

•	Effective tax rate of approximately 38%.

•	Capital spending of between $160 million and $200 million, which could be significantly higher dependent on capital required to meet future growth. These estimates include capital investments for existing Alchemy & Science projects of between $7 million and $9 million.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. Inspired and unafraid to challenge conventional thinking about beer, Jim brought the recipe to life in his kitchen. Pleased with the results of his work, Jim decided to sample his beer with bars in Boston in the hopes that drinkers would appreciate the complex, full-flavored beer he brewed fresh in America. That beer was aptly named Samuel Adams Boston Lager®, in recognition of one of our nation’s great founding fathers, a man of independent mind and spirit. Little did Jim know at the time, Samuel Adams Boston Lager would soon become a catalyst of the American craft beer revolution.

Today, The Boston Beer Company brews more than 50 styles of beer. It relentlessly pursues the development of new styles and the perfection of classic beers by searching the world for the finest ingredients. Using the traditional four vessel brewing process, the Company often takes extra steps like dry-hopping, barrel-aging and a secondary fermentation known as krausening. The Company has also pioneered another revolution, the ‘extreme beer’ movement, where it seeks to challenge drinker’s perceptions of what beer can be. The Boston Beer Company has been committed to elevating the image of American craft beer by entering festivals and competitions around the globe, and is one of world’s most awarded breweries at international beer competitions. As an independent company, brewing quality beer remains its single focus. Although Samuel Adams® beer is America’s largest-selling craft beer, it accounts for only one percent of the U.S. beer market. The Boston Beer Company will continue its independently-minded quest to brew great beer and to advocate for the growth of craft beer across America. In addition to Samuel Adams beers and the other craft brands brewed by Alchemy & Science, its craft brew incubator, the Company also brews Twisted Tea® and Angry Orchard® hard cider. For more information, please visit www.samueladams.com, www.twistedtea.com, www.angryorchard.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 28, 2013 and December 29, 2012. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, April 30, 2014

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Income and Comprehensive Income:

(in thousands, except per share data)	(unaudited)
	March 29, 2014 (13 weeks)	March 30, 2013 (13 weeks)
Barrels sold	838	636

Revenue	$197,370	$146,412
Less excise taxes	13,525	10,480

Net revenue	183,845	135,932
Cost of goods sold	93,326	68,149

Gross profit	90,519	67,783
Operating expenses:
Advertising, promotional and selling expenses	61,257	43,449
General and administrative expenses	15,871	14,648

Total operating expenses	77,128	58,097

Operating income	13,391	9,686
Other (expense) income, net:
Interest (expense) income, net	(4)	(2)
Other (expense) income, net	(136)	(122)

Total other (expense) income, net	(140)	(124)

Income before provision for income taxes	13,251	9,562
Provision for income taxes	4,936	2,650

Net income	$8,315	$6,912

Net income per common share - basic	$0.64	$0.54

Net income per common share - diluted	$0.62	$0.51

Weighted-average number of common shares - Class A basic	8,999	8,709

Weighted-average number of common shares - Class B basic	3,905	4,102

Weighted-average number of common shares - diluted	13,435	13,505

Other comprehensive income, net of tax:
Defined benefit plans liability adjustment	—	—
Comprehensive income	$8,315	$6,912

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(in thousands, except share data)	(unaudited)
	March 29, 2014	Dec. 28, 2013
Assets
Current Assets:
Cash and cash equivalents	$27,976	$49,524
Accounts receivable, net of allowance for doubtful accounts of $335 and $160 as of March 29, 2014 and December 28, 2013, respectively	45,967	42,001
Inventories	61,007	56,397
Prepaid expenses and other assets	15,809	10,644
Deferred income taxes	5,712	5,712

Total current assets	156,471	164,278

Property, plant and equipment, net	309,082	266,558
Other assets	10,127	9,556
Goodwill	3,683	3,683

Total assets	$479,363	$444,075

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$38,905	$34,424
Current portion of long-term debt and capital lease obligations	55	53
Accrued expenses and other current liabilities	59,246	69,900

Total current liabilities	98,206	104,377

Deferred income taxes	32,297	32,394
Debt and capital lease obligations, less current portion	528	584
Other liabilities	4,232	4,635

Total liabilities	135,263	141,990

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,137,712 and 8,785,343 issued and outstanding as of March 29, 2014 and December 28,2013, respectively	91	88
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,827,355 and 3,962,355 issued and outstanding as of March 29, 2014 and December 28, 2013, respectively	38	40
Additional paid-in capital	206,724	173,025
Accumulated other comprehensive loss, net of tax	(417)	(417)
Retained earnings	137,664	129,349

Total stockholders’ equity	344,100	302,085

Total liabilities and stockholders’ equity	$479,363	$444,075

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(in thousands)	(unaudited)
	March 29, 2014 (13 weeks)	March 30, 2013 (13 weeks)
Cash flows used in operating activities:
Net income	$8,315	$6,912
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,195	5,098
Loss on disposal of property, plant and equipment	—	345
Bad debt expense	175	31
Stock-based compensation expense	1,936	1,537
Excess tax benefit from stock-based compensation arrangements	(8,060)	(4,337)
Deferred income taxes	(97)	(208)
Changes in operating assets and liabilities:
Accounts receivable	(4,141)	1,184
Inventories	(4,610)	(7,350)
Prepaid expenses and other assets	(5,869)	(5,995)
Accounts payable	(1,011)	(630)
Accrued expenses and other current liabilities	(2,740)	(9,257)
Other liabilities	97	(161)

Net cash used in operating activities	(8,810)	(12,831)

Cash flows used in investing activities:
Purchases of property, plant and equipment	(44,170)	(21,177)
Decrease in restricted cash	55	62

Net cash used in investing activities	(44,115)	(21,115)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	—	(14,697)
Proceeds from exercise of stock options	22,996	1,844
Cash paid on notes payable and capital lease	(53)	(62)
Excess tax benefit from stock-based compensation arrangements	8,060	4,337
Net proceeds from sale of investment shares	374	355

Net cash provided by (used in) financing activities	31,377	(8,223)

Change in cash and cash equivalents	(21,548)	(42,169)

Cash and cash equivalents at beginning of year	49,524	49,524

Cash and cash equivalents at end of period	$27,976	$7,355

Supplemental disclosure of cash flow information:
Income taxes paid	$1,951	$4,289

Acquisition of property and equipment under capital lease	$—	$231

Increase in accounts payable for purchase of property, plant and equipment	$5,492	$—

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com